Exhibit 8.2

[Weil, Gotshal & Manges LLP Letterhead]

May 24, 2011

Sanofi

174, avenue de France

75013 Paris, France

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax consequences of (1) the adoption of certain amendments (the “Proposed Amendments”) to the Indenture, dated as of June 17, 2010 (the “Base Indenture”), between Genzyme Corporation (“Genzyme”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of June 17, 2010 (the “First Supplemental Indenture”), among Genzyme, Genzyme Therapeutic Products Limited Partnership, as subsidiary guarantor, and the Trustee, and the Guarantee and Second Supplemental Indenture, dated as of December 28, 2010 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), among Genzyme, Genzyme Europe B.V., as subsidiary guarantor, and the Trustee in consideration of the payment by Genzyme of a consent fee (the “Consent Fee”) of $2.50 per $1,000 principal amount of certain Notes issued under the Indenture (the “Notes”), and (2) the release of the guarantee of the Notes by Genzyme Europe B.V. (the “B.V. Guarantee”) in consideration of an irrevocable guarantee of the Notes by Sanofi (the “Sanofi Guarantee”).

In formulating our opinion, we examined such documents as we deemed appropriate, including the Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (the “Registration Statement”) filed by Sanofi with the Securities and Exchange Commission (the “SEC”) on May 24, 2011 and the Guarantee and Third Supplemental Indenture, to be entered into among Genzyme, Sanofi and the Trustee following the consummation of the transactions described in the Registration Statement. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Sanofi and Genzyme. Any capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Solicitation set forth in the Registration Statement, (2) the adoption of the Proposed Amendments, the payment of the Consent Fee, the issuance of the Sanofi Guarantee and the release of the B.V. Guarantee in the manner contemplated by, and in accordance with the terms set forth in, the Registration

Statement, and (3) that the applicable law in effect as of the Effective Time will be the same as the applicable law in effect as of the date hereof.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm, as of the date hereof, that the discussion included in the Registration Statement under the caption “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES,” insofar as it constitutes statements of law or legal conclusions and except to the extent qualified therein, accurately describes in all material respects the material U.S. federal income tax consequences of the adoption of the Proposed Amendments, the payment of the Consent Fee, the issuance of the Sanofi Guarantee to the holders of Notes and the release of the B.V. Guarantee.

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the IRS and case law, all as currently in effect and any of which may be changed at any time, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Solicitation, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than that which is specifically covered by the foregoing opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm therein. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP